SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made as of the 14 day of July, 1989 by and between THE PLATT CORPORATION, a California corporation ("Landlord"), and DYNAMICS TECHNOLOGY, INC. ("Tenant"), with reference to the following background facts:

A. Landlord and Tenant have previously entered into that certain Office Lease (the "Lease") dated April 4, 1984 for those certain premises described therein (the "Existing Premises") that the parties hereto have agreed consists of 15,000 rentable square feet located on the entirety of the third (3rd) floor, and a portion of the second (2nd) floor, of that certain office building (the "Building") located at 21311 Hawthorne Boulevard, Los Angeles, California 90503.

B. The Lease has heretofore been modified and amended pursuant to (i) that certain Memorandum of Understanding dated April 4, 1984, (ii) that certain Settlement and Release Agreement dated June 20, 1985, (iii) that certain Amendment to Office Lease dated June 30, 1985, and (iv) that certain Settlement and Release Agreement dated July 23, 1987, all by and between Landlord and DTI (collectively the "Prior Amendments"). Wherever the Lease is referred to herein, it shall mean the Lease as modified and amended by the Prior Amendments.

C. Tenant now desires to expand its Premises to include a larger portion of the second (2nd) floor of the Building, upon the terms and conditions set forth in the Lease and in this Second Amendment.

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. Each and all of the foregoing recitals of background facts are incorporated herein by this reference as though set forth herein verbatim.

2. Premises.

2.1. Landlord hereby leases to Tenant, and Tenant leases from Landlord, 3,160 rentable square feet located on the second (2nd) floor of the Building (the "New Premises"), as more fully shown on Exhibit "A" attached hereto and incorporated herein by this reference, upon all of the terms and conditions set forth in the Lease, except as otherwise set forth in this Second Amendment. Landlord acknowledges and hereby grants Tenant the right to use the suite designation "Suite 235" for all or any portion of the Premises (as defined below) located on the second (2nd) floor of the Building throughout the term hereof, as the same may be extended.

2.2. The Existing Premises and the New Premises shall hereinafter be collectively referred to as the "Premises". Wherever the word "Premises" appears in the Lease, it shall mean both the Existing Premises and the New Premises, unless otherwise specified to the contrary.

3. Term.

3.1. The term of the Lease for the New Premises shall commence upon the earlier (the "Commencement Date") of the following dates: (i) the date Tenant takes possession of, occupies or commences using for storage or general office purposes any part of the New Premises, provided that Tenant's site preparation during the construction of tenant improvements by Landlord should not constitute possession, occupancy or commencement of use,

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or (ii) the date Landlord tenders possession of the New Premises, with all work to be performed by Landlord pursuant to the Construction Provisions contained in Exhibit "B" attached hereto and incorporated herein by this reference (the "Construction Provisions") substantially completed (as defined below). The term of the Lease for the New Premises shall expire on December 31, 1992, subject to earlier termination as provided for in the Lease. Neither this Second Amendment nor the Lease shall be void or voidable as a result of any delay in the Commencement Date. Landlord's liability as a result of any delay in the Commencement Date shall be governed by the provisions of Paragraph D of the Construction Provisions attached hereto. The parties hereto shall execute a written statement prepared and submitted to Tenant by Landlord setting forth the Commencement Date promptly after the same has been ascertained, but the enforceability of this Second Amendment and the Lease shall not be affected should either party fail or refuse to execute such statement. If, prior to the Commencement Date, Landlord grants Tenant permission to enter the New Premises, such early entrance shall be subject to all the terms of such permission, if any, and all the provisions of this Second Amendment and the Lease which could be reasonably and logically construed as applying thereto, other than the payment of Rent hereunder. In the event Tenant so enters the New Premises, Tenant shall not in any way interfere with or delay any work or otherwise cause additional cost or expense to Landlord.

3.2. Time is of the essence in connection with the delivery of each and every drawing, plan, specification, schedule or other item required to be given by Tenant or Landlord to the other or to be approved by Tenant and Landlord pursuant to the schedule set forth in and provisions of the Construction Provisions.

3.3. For purposes hereof, the phrase "substantial completion" shall mean the Landlord has installed all tenant improvements to be installed by Landlord pursuant to the work order contained in the Construction Provisions, that the tenant improvements are in normal working order and that the New Premises are in such condition that the Tenant can take possession and use the New Premises for the purposes and in the manner set forth in the Lease. Provided, however, in the event there are any items that constitute minor defects or adjustments which can be completed after occupancy by the Tenant without causing any material interference with the Tenant's use of the New Premises (so called "Punch List Items"), the New Premises shall be deemed to be substantially completed notwithstanding the existence of such Punch List Items. On or about the date when Landlord has substantially completed all work to be performed by Landlord in the New Premises, Landlord and Tenant shall inspect the New Premises and all Punch List Items shall be noted in writing on Landlord's Punch List form. Tenant's failure to inspect the New Premises within ten (10) days after Landlord's written request to do so shall constitute an acceptance by Tenant of the Premises as being satisfactorily completed. Provided Tenant is not then in default hereunder or under the Lease, Landlord shall complete all such Punch List Items within fourteen (14) days after such inspection, unless any such Punch List Items cannot reasonably be completed within such fourteen (14) day period in which case they will be commenced within such fourteen (14) day period and pursued diligently to completion. Tenant shall not do any act which would increase Landlord's cost of completing any such Punch List Items. Upon Landlord's completion of such Punch List Items, Landlord and Tenant shall reinspect the New Premises with regard to all Punch List Items previously noted and shall indicate on Landlord's Punch List form if such items have been satisfactorily completed. Tenant's failure to reinspect any such Punch List Items within fifteen (15) days after Landlord's written request to do so shall constitute an acceptance by Tenant of such items as being satisfactorily completed. In the event of any dispute between Landlord and Tenant as to the completion of such Punch List Items, Landlord's

architect/space planner shall serve as arbitrator of such dispute and such architect/space planners' decision shall be binding on the parties.

4. Payment for Tenant Improvements; Rent.

4.1. Base Rent for the New Premises shall be payable as follows: Tenant's obligation to pay Base Rent for the New Premises pursuant to the Lease shall commence on the Commencement Date and shall continue throughout the Lease Term. Tenant's Base Rent for the New Premises shall be One Dollar and Seventy-Two Cents ($1.72) per rentable square foot per month, payable in equal monthly installments of Five Thousand Four Hundred Thirty-five Dollars and Twenty Cents ($5,435.20) as the same may be adjusted pursuant to Paragraph 5 of this Second Amendment, payable to Landlord at the times and in the manner set forth in the Lease.

4.2. Tenant has agreed to provide funding to Landlord, as and for an advance payment of rent, for the cost of construction of the Tenant Improvements in the New Premises together with the architectural fees, leasing commissions and attorneys fees associated therewith (collectively the "New Premises Costs"). Upon receipt of an amount equal to the New Premises Costs from Tenant, Landlord should be solely responsible for the payment of the items which collectively comprise the New Premises Costs. Attached hereto as Exhibit "C" is Landlord's good faith estimate of the New Premises Costs. As consideration for Tenant advancing the funding for such New Premises Costs, Tenant shall receive a rent credit equal to the amount so funded, together with interest on the amount so funded from the date advanced at the rate of ten percent (10%) per annum calculated on the outstanding balance at the end of each monthly rent period prior to the rent credit deduction. By way of illustration, the rent credit shall be calculated based on the manner used in Exhibit "D" attached hereto. Unless otherwise applied as provided in Paragraph 4.5 below, such rent credit shall be automatically applied against Base Rent due and payable with respect to the New Premises until such time as Tenant has received an abatement of Base Rent equal to the amount of the New Premises Costs plus interest thereon as provided above. The period of such rental abatement shall begin on the Commencement Date and shall continue through and including such portion of the month in which such credit is fully applied. Upon completion of the Tenant Improvements and prior to Tenant's occupancy of the New Premises, the parties shall execute a certificate which shall set forth the period of free rent due to Tenant hereunder. The terms of the Construction Provisions attached hereto shall apply to this Paragraph 4.2.

4.3. Upon the first to occur of receipt of notification from Landlord or not less than five (5) days prior to the start of construction of the Tenant Improvements in the New Premises, Tenant shall pay to Landlord one-third (1/3) of the New Premises Costs. When such Tenant Improvements have been one-third (1/3) completed as evidenced by Schedules of Completion delivered by Landlord's contractor, Tenant shall pay one-half (1/2) of the remaining balance of the New Premises Costs within five (5) days after receipt of such contractor's Schedules of Completion and written request therefor from Landlord. When such Tenant Improvements have been two-thirds (2/3) completed as evidenced by Schedules of Completion delivered by Landlord's contractor, Tenant shall pay the remaining balance of the New Premises Costs within five (5) days after receipt of such contractor's Schedules of Completion and written request therefor from Landlord. Any additional sums required to pay in full the New Premises Costs, including but not limited to additional costs occasioned by changes or modifications requested by Tenant, shall be due and payable by Tenant prior to Tenant's occupancy of the New Premises. Upon default of Tenant in payment of any sums due under this paragraph, Landlord shall (in addition to all other remedies) have the right to suspend construction of the New Premises (and/or suspend delivery of possession of the New Premises) without any penalty or liability on Landlord for delay, until such time as the New Premises Costs have been received by Landlord. Additionally, failure by Tenant to pay any portion of the New Premises Costs when due shall constitute a default under the terms of this Second Amendment to Lease.

PLEASE INITIAL

PLEASE INITIAL

4.4. Nothing contained herein shall affect Tenant's right to receive a rent abatement equal to seven and one half (7½) months of Base Rent on the New Premises, as previously
agreed upon between Landlord and Tena
forth in the preceding sentence shal
the rent credit given by Landlord to T
has been exhausted and shall continue
months thereafter. If for any reason
under Paragraph 4.2 is disputed,
commenced, Tenant shall have the right
of the rent abatement under this Para

4.5. In the ever
advances of the New Premises Costs f
and fails to deliver the New Premis
January 1, 1990, Tenant may at its o
provided in Paragraph 4.2 above ag
Existing Premises rather than applyi
Rent due on the New Premises. Tenant
option not later than January 5, 1990
credit shall begin January 1, 1990, and
of said rent credit has been exhausted.

5. Base Rent Adjustments. Base Rent for the New Premises shall increase by Six Cents ($.06) per rentable square foot on each anniversary of the Commencement Date.

6. Operating Expense Adjustments.

6.1. Throughout the Lease Term, Tenant shall pay its proportionate share of Operating Cost and Tax increases with respect to the New Premises in accordance with Paragraph 28 of the Lease. For purposes of said Paragraph 28 as it applies to the New Premises, Base Taxes and Base Operating Costs for the New Premises shall be deemed the greater of (i) $6.22 per each square foot of the New Premises, which equals Nineteen Thousand Six Hundred Fifty Five Dollars and Twenty Cents ($19,655.20), (3160 x $6.22 = $19,655.20) or (ii) Tenant's pro rata share [which the parties hereto agree shall equal 9.57% (3,160 square feet divided by 33,024 square feet) for the New Premises only] of the total of Taxes and Operating Costs incurred during the calendar year 1989. Tenant's liability for increased Taxes and Operating Costs during any calendar year for the New Premises shall not exceed one hundred ten percent (110%) of Tenant's liability for increased Taxes and Operating Costs for the immediately preceding calendar year. The notice and waiver provisions of Paragraph 28 shall apply to the New Premises.

6.2. Upon Tenant's occupancy of the New Premises, Paragraph C of Section 14 of the Lease shall be amended to provide that Tenant shall not be charged for additional electrical consumption until Tenant's total consumption exceeds $0.1455 per rentable square foot of the Premises.

7. Option to Extend. Provided Tenant exercises its option to extend the term of the Lease pursuant to Paragraph 39 of the Lease, Tenant may exercise such option with respect to the New Premises as well as the Existing Premises, upon all of the terms and conditions set forth in said Paragraph 39. Tenant may not exercise its option to extend the term of the Lease with respect to the New Premises unless it concurrently exercises its option to extend the term of the Lease with respect to the Existing Premises. Tenant may not exercise its option to extend the term of the Lease with respect to the Existing Premises unless it concurrently exercises its option to extend the term of the Lease with respect to the New Premises.

For purposes of paragraph 39 of the Lease, the initial monthly Base Rent for the Premises during the option term shall be equal to the lower of (a) the then prevailing market rent for first-class

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office space of similar size in the community, or (b) the sum of the Existing Premises Option Rent (as defined below) and the New Premises Option Rent (as defined below).

"Existing Premises Option Rent" shall mean the sum which shall be determined by deducting from the original monthly Base Rent for the Existing Premises of $27,750 the amount of $6,250 (which amount represents the monthly expense stop for the Existing Premises), adjusting said sum of $21,500 for increases in the Consumer Price Index from May, 1984 to May, 1992 and adding to the resultant amount the sum of $6,250, together with the aggregate of all increases in Taxes and Operating Costs for the Existing Premises from the Base Taxes and Base Operating Costs for the Existing Premises to Taxes and Operating Costs for the Existing Premises for the entire year of 1992 projected on a full year basis.

"New Premises Option Rent" shall mean the sum which shall be determined by deducting from the original monthly Base Rent for the New Premises of $5,435.20 the amount of $1,637.93 (which amount represents the monthly expense stop for the New Premises), adjusting said sum of $3,797.27 for increases in the Consumer Price Index from August, 1989 to August, 1992 and adding to the resultant amount the sum of $1,637.93, together with the aggregate of all increases in Taxes and Operating Costs for the New Premises from the Base Taxes and Base Operating Costs for the New Premises to Taxes and Operating Costs for the New Premises for the entire year of 1992 projected on a full year basis.

Wherever the term "Base Month" appears in paragraph 39 of the Lease it shall mean May, 1984 with respect to the Existing Premises and August, 1989 with respect to the New Premises. Wherever the term "Comparison Month" appears in paragraph 39 of the Lease, it shall mean May, 1992 with respect to the Existing Premises and August, 1992 with respect to the New Premises.

8. Right to Sublease. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall have the right to sublease all or any portion of the New Premises to Dynatech Development Corp. without first obtaining the consent of Landlord; provided, however, that in no such event shall Tenant be released from any of its liabilities and obligations under the Lease and this Second Amendment.

9. Controlling Effect. Except as specifically provided for in Paragraphs 4.5, 6.2 and Article 7 herein to the contrary, the provisions of this Second Amendment shall apply only to New Premises, it being the intent of the parties not to otherwise modify the Lease as it applies to the Existing Premises. To the extent that the provisions contained in this Second Amendment shall conflict with the provisions contained in the Lease, the provisions of this Second Amendment shall be controlling for the New Premises. Any terms used and not defined in this Second Amendment shall have the same meanings given them in this Lease. Except as modified by this Second Amendment, the Lease remains unmodified and in full force and effect.

"LANDLORD"

THE PLATT CORPORATION,
a California corporation

By: [signature]
Robert F. Platt, Jr.
Its: Vice-President

"TENANT"

DYNAMICS TECHNOLOGY, INC.

By: Danny B. S. Ko

Its: President

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Exhibit "A"


New Premises
Existing Premises

EXHIBIT "B"

CONSTRUCTION PROVISIONS

This Agreement dated, for reference purposes only, ____ ____, 1989, defines the scope of work to be provided by The Platt Corporation, a California corporation ("Landlord") in those premises defined as the "New Premises" in the Second Amendment (as defined below) and leased by Dynamics Technology, Inc. ("Tenant"), under that certain Second Amendment To Lease dated concurrently herewith between Landlord and Tenant (the "Second Amendment"). All terms which are defined in the Second Amendment shall have the same meaning herein as therein.

It is the intent of this Agreement that Tenant shall be permitted freedom in the interior design and layout of the New Premises, consistent with the design, layout and improvements of Tenant's Existing Premises, and consistent as well with applicable building codes and with sound architectural and construction practice in first-class office buildings, provided that no interference is caused to electrical or structural systems or other building operations or functions. Any additional cost of design, construction, operation or maintenance which results from Tenant's deviation from the quantities and specifications set forth as Landlord's responsibility on the Tenant Improvement Specifications and Allowances attached hereto as Exhibit "B-1" and incorporated by reference herein (the "Allowances"), and any items set forth as Tenant's responsibility on the Exceptions to Allowances attached hereto as Exhibit "B-2" and incorporated by reference herein (the "Exceptions") shall be charged to Tenant and paid for by Tenant in accordance with the provisions hereof. All materials, finishes, improvements or installations which materially differ in kind, quantity or quality from those normally provided by Landlord for the build-out of other premises in the Building ("Building Standard Improvements") shall hereinafter be referred to as "Over Standard Improvements", and the costs thereof shall be paid for by the parties as set forth on the lists of Allowances and Exceptions attached hereto.

A. IMPROVEMENTS.

1. Landlord's Work. Landlord and Tenant acknowledge that Tenant is making an advance payment of rent which shall be used by Landlord to pay the cost of certain of the tenant improvements described herein. Landlord shall furnish, improve and install in or for the benefit of the New Premises pursuant to the Plans defined below, the following: Unless otherwise specified therein, those improvements, alterations, and additions ("Tenant Improvements") for the New Premises shown in the list of Allowances, as modified by the preliminary space layout for the New Premises dated 4/18/89 revised on 5/5/89, 1989 (the "Plans"), copies of which are attached hereto as Exhibit "B-3" and incorporated by reference herein. In the event of any conflict between the Tenant Improvements as shown on the list of Allowances and the Tenant Improvements as shown on the Plans, the Allowances shall control. Any additional costs incurred for item(s) which exceed the quantity or quality of those items specified on the list of Allowances shall be paid for by Tenant pursuant to subparagraph 2 hereof, and no credit or offset shall be allowed for the installation of lesser items than those specified on the list of Allowances.

2. Tenant's Work. The following Tenant Improvements shall be the responsibility of and paid for by Tenant:

(a) All Tenant Improvements specified on the list of Exceptions to Allowances attached hereto.

(b) All other improvements which either (i) differ in kind, quantity or quality from items specified, or (ii) are not specified on the list of Allowances as being the responsibility of Landlord which may now or hereafter be required by Tenant in the New Premises.

(c) Any and all electrical, mechanical or structural engineering drawings required or necessitated by the design, electrical, or load requirements of Tenant for the New Premises.

B. PLANS AND SPECIFICATIONS.

Landlord and Tenant have, prior to the execution of these Construction Provisions, agreed to the Plans. The Plans shall form the basis for the development of the final working drawings and specifications described in this Paragraph B.

Tenant shall continue to use the services of the space planner/architect retained by Landlord to prepare final working drawings and specifications for Tenant Improvements for the New Premises (the "Working Drawings"). Interior design, details and specifications for Tenant Improvements other than as contained on the Plans and set forth on the list of Allowances (including any permit fees based thereon) shall be paid for by Tenant. Both Landlord and Tenant shall be obligated to meet the applicable time schedule set out below.

Tenant shall devote such time in consultation with Landlord's space planner/architect as shall be necessary to enable the latter to develop complete final Working Drawings for the Tenant Improvements for the New Premises, showing thereon partitions, doors, electrical and telephone coverings and special requirements (if any), for Tenant's review and approval. Upon such approval, Landlord will advise Tenant of the cost, if any, payable by Tenant for installations, specifications, or quantities which are the responsibility of Tenant, which cost shall include architectural and engineering expenses and contractor's fees. Upon Tenant's authorization to proceed and payment of one hundred percent (100%) of such excess cost, Landlord shall commence the improvement of the New Premises. Failure of Tenant to approve or disapprove the Working Drawings within the time limit specified below shall be deemed an approval. If Tenant requests or necessitates any changes or revisions in the Plans or Working Drawings prepared by the space planner/architect, Tenant shall bear all costs associated therewith. The following time periods shall be allowed for the foregoing matters:

	Action Item	Time Period
(A)	Landlord's Architect submits Working Drawings to Tenant for review and approval	Thirty (30) days after execution of Second Amendment
(B)	Tenant gives Landlord its approval of Working Drawings, with any required changes show in detail	Five (5) days after receipt of Working Drawings
(C)	Landlord quotes Estimated Costs to Tenant for items which are Tenant's responsibility for payment	Ten (10) days after approval of Working Drawings
(D)	Tenant approves such Estimated Costs	Five (5) days after Landlord quotes Estimated Costs

(E)	Tenant pays the amount of such Estimated Costs to Landlord and authorizes Landlord to proceed	Five (5) days after Tenant approves Estimated Costs

Landlord shall not be responsible for any delay resulting from Tenant's unavailability to approve Working Drawings or Cost Estimates.

C. CONSTRUCTION.

1. By Landlord. All partitions, floors, ceilings and all work involving or affecting the Building mechanical or electrical systems shall be performed only by Landlord's contractor. In addition, all finish work in the New Premises, other than work described in paragraph A.2, above, shall also be done by Landlord's contractor, in substantial compliance with the final Working Drawings.

2. Changes. If Tenant shall request any change, addition or alteration in approved Plans and/or Working Drawings, Landlord shall promptly give Tenant a written estimate of the maximum costs of engineering, design and construction in accordance with such request. If Tenant approves such estimate in writing, Landlord shall have such revised Plans and/or Working Drawings prepared and Tenant shall promptly reimburse Landlord for the cost thereof not in excess of such estimate. If Tenant disapproves such estimate, Landlord shall continue the work provided herein in accordance with the previously approved Plans and Working Drawings. Promptly upon the completion of such revised Plans and/or Working Drawings, Tenant shall notify Landlord in writing whether it desires to proceed with such changes, additions or deletions. In the absence of such written authorization and payment in full of the total cost of such change, addition or deletion, Landlord may either (i) suspend work on the New Premises and Tenant shall be charged with any and all delays in completion of the New Premises resulting therefrom or (ii) may endeavor to continue such work in accordance with the previously approved Plans and Working Drawings. Landlord shall not be required to approve any change or deviation from the list of Allowances or the Plans (a) that do not conform to applicable governmental regulations or are disapproved by any governmental or regulatory agency, (b) that are, in Landlord's reasonable opinion, of a nature or quality that are inconsistent with the objectives of Landlord, or (c) that interfere with the architectural design or structural load capacity of the floor, or (d) that require building service beyond the level normally provided to other tenants in the building.

D. DELIVERY OF POSSESSION.

Provided Tenant timely complies with all of Tenant's obligations under the Second Amendment and these Construction Provisions, Landlord shall deliver possession of the New Premises to Tenant with the work to be performed pursuant to these Construction Provisions substantially completed (as defined in Section 3.3 of the Second Amendment) on or before October 1, 1989 1989 (the "Delivery Date"). The Delivery Date shall be extended by one (1) day for each day of delay in construction to be performed by Landlord hereunder resulting from (i) any Tenant Delays (as defined below) or (ii) the acts or omissions of any third parties beyond the reasonable control of Landlord, acts of God or the elements, labor disturbances of any character, or any other accidents or any other conditions beyond the reasonable control of Landlord. Upon approval by Tenant of the cost of the items of construction for which Tenant is responsible, and the payment by Tenant of such cost, Landlord shall proceed to secure a building permit and commence construction. If the Delivery Date is delayed for any reason other than a reason set forth in this paragraph D or the following paragraph E, Tenant shall receive an

additional rental abatement of one half (½) day for each day such failure continues. Except as provided in the preceding sentence, Landlord shall not be liable for any direct or indirect damages resulting from any delay in construction. If Tenant fails to pay any expense which it is required to pay hereunder, the Delivery Date shall be extended by one (1) day for each day such failure continues, and Landlord, in addition to its other rights and remedies hereunder, shall have the right to suspend construction until such failure is remedied.

E. RESPONSIBILITY FOR DELAYS.

Time is of the essence in connection with the delivery to Landlord of each and every drawing, plan, specification, schedule or other item required to be given by Tenant to Landlord or to be approved by Tenant pursuant to the schedule set forth in Section B above. If Landlord is delayed in substantially completing the construction of the Tenant Improvements, whether by reason of (i) Tenant's failure to approve Plans and/or Working Drawings, specifications, changes, cost estimates and other items within the time limits specified in Paragraph B, above, (ii) any change, addition, deletion or modification by Tenant in said Plans and/or Working Drawings, specifications, or other items after the expiration of such time limits, (iii) any request by Tenant or requirement necessitated by Tenant for materials, finishes or installations of quantities or quality in excess of those provided in the Plans and final Working Drawings or which are considered Over Standard Improvements, other than those contained on the exhibits hereto, (iv) delays in performance or completion by any party employed by Tenant, (v) building code problems or structural problems arising from Tenant's design, or (vi) changes, additions or modifications in the work ordered by Tenant, (collectively referred to herein as "Tenant Delays"), then, in any or all such instances and without limitation as to any other right or remedy available to Landlord, Landlord may, under Section 3.2 of the Second Amendment, determine in its reasonable discretion that the Commencement Date for the New Premises is the date that construction of the Tenant Improvements for such New Premises would have been substantially completed but for such delay. Landlord will attempt to give notice of the delay, the reason for the delay and the estimated time delay (if known to Landlord) within five days of the commencement of the occurrence of such event causing the delay. In the event of such Tenant Delays, and if the term of the Lease for the New Premises has not already commenced pursuant to Section 3 of the Second Amendment, then Landlord shall notify Tenant of the Commencement Date, including a summary of Tenant Delays, and Tenant shall deduct from the rent credit due Tenant the per diem annual Base Rent times the number of days between the Commencement Date as would have otherwise been established but for the Tenant Delays (as reasonably determined by Landlord), and the date of actual substantial completion of the Tenant Improvements.

F. FINAL PAYMENT OF EXCESS COSTS.

On or before Tenant takes possession of the New Premises, Tenant shall pay to Landlord both the entire balance of any and all costs of work and improvements as provided in the list of Exceptions and the entire amount of any extra expenses incurred by Landlord which are the responsibility of Tenant as specified herein. Upon default of Tenant in payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in case of default in rent under the Lease. In addition, Landlord shall have the right to suspend construction until such time as payment is received.

G. INCORPORATION.

This Agreement is and shall be incorporated by reference in the Second Amendment and the Lease and all of the

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terms and provisions of the Second Amendment and the Lease are and shall be incorporated herein by this reference.

H. In the event of any dispute between the parties hereto concerning any matter which is the subject of this Construction Provision and which is not otherwise agreed upon by the parties or resolved by Landlord's architect and/or space planner as provided herein, such dispute shall be resolved by arbitration in accordance with the provisions of the American Arbitration Association.

LANDLORD:

THE PLATT CORPORATION,
a California corporation

By: [signature]
Gilbert F. Platt, Jr.
Vice President

TENANT:

DYNAMICS TECHNOLOGY, INC.

By: Denny R. S. Ko

Its: President

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Exhibit B-1
Construction Provisions

Dynamics Technology, Inc. Expansion Space

TENANT IMPROVEMENT SPECIFICATIONS AND ALLOWANCES

Pursuant to the Construction Provisions to which this is an Exhibit, Landlord shall be responsible for the payment of the following items of construction:

Building Material	Quantity
Carpet	
1. Dana Point by DesignWeave, Color No. 776-735 "Alvarado	Hallways/common areas
2. Dana Point by DesignWeave Color No. 776-674 "Sausalito"	Office areas
Rubber Base Topset Burke No. 660 P "Slate"	All areas
Lights	
Lithonia or equivalent 2' x 4' flourescent fixtures with prismatic lenses.	Per Plans
Ceiling Tiles	
Armstrong Second Look I - 243" x 48" lay-in panel with 1" wide scored markings to simulate 12" x 12" tile, in white vinyl latex paint finish (to match existing)	Per Plans
Suspended integrated ceiling system to be Armstrong Second Look lo-gloss grid system to match existing ceiling.	Per Plans
Doors	Per Plans
3'-0" x 8'-0" solid core red oak flat cut veneer door with stain finish by Sinclair to match existing	
Hardware	
Timely Door Frames	Per Plans
2 pair of butt hinges 1279 41/2" x 41/2" in 10A finish by Haeger	Per Plans
Schlage latches to match existing	Per Plans

Exhibit B-2
Construction Provisions

Dynamics Technology, Inc. Expansion Space

EXCEPTIONS TO ALLOWANCES

Pusuant to the Construction Provisions to which this is an Exhibit, Tenant shall be responsible for the payment of the following items of construction:

1. Any change in kind, quantity or quality of an item of construction as contained on the list of Tenant Improvement Specifications and Allowances (Exhibit B-1 hereto) as qualified by the Plans (Exhibit B-3 hereto), or any addition, deletion, or modification requested by Tenant and not shown on the Plans dated 4/13/89 (and revised as of 6/5/89) as approved by Tenant on 6/10/89 with modifications (Exhibit B-3 hereto).



PRELIMINARY PLAN ONLY - NOT FOR CONSTRUCTION

DYNAMICS TECHNOLOGY, INC.

21311 HAWTHORNE BLVD., SUITE 300, TORRANCE, CA 90503-5602

EXHIBIT B-3

Exhibit C

Dynamics Technology, Inc.

Estimated Expansion Costs
July 14, 1989

I.	Tenant Improvement Construction Costs Per Plans dated 4/13/89 as revised 6/5/89		$66,700.00
II.	Commissions: Per commission agreement		10,264.00
III.	Architect Fees:		
	Costs per Contract	$1,834.00	
	Construction Review	540.00	
	Costs (printing/messenger)	150.00	
	Document Review	360.00	
	Subtotal		2,884.00
IV.	Legal Fees As of July 1, 1989		10,360.00
	Subtotal		90,208.00

Add 10% interest on Funds as of date received.